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                                                                      EXHIBIT 12

                           VERIZON NEW ENGLAND INC.

               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)

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
                                                           Three Months                 Years Ended December 31,
                                                              Ended       ---------------------------------------------------------
                                                          March 31, 2001   2000         1999         1998         1997        1996
                                                          --------------   ----         ----         ----         ----        ----
Income before provision for income taxes,
  extraordinary items and cumulative effect of
  change in accounting principle......................    $     229.0    $  915.6     $1,059.3    $1,027.7     $  898.1    $1,082.3
Equity in loss (income) of affiliates.................           (4.3)       33.8        (20.2)      (15.7)       (18.0)       (9.2)
Dividends received from equity affiliates.............            8.5        21.6         27.8        21.4          8.3        10.3
Interest expense......................................           46.0       173.5        144.8       153.7        138.9       142.1
Portion of rent expense representing interest.........            8.1        23.9         25.4        28.0         28.3        27.9
Amortization of captialized interest..................            1.3         4.2          3.1         2.2          1.3          .4
                                                          -----------    ----------------------------------------------------------
Earnings, as adjusted.................................    $     288.6    $1,172.6     $1,240.2    $1,217.3     $1,056.9    $1,253.8
                                                          ===========    ==========================================================
Fixed charges:
Interest expense......................................    $      46.0    $  173.5     $  144.8    $  153.7     $  138.9    $  142.1
Portion of rent expense representing interest.........            8.1        23.9         25.4        28.0         28.3        27.9
Capitalized interest..................................            7.2        18.1         13.9        13.8         13.0        12.5
                                                          -----------    ----------------------------------------------------------
Fixed Charges.........................................    $      61.3    $  215.5     $  184.1    $  195.5     $  180.2    $  182.5
                                                          ===========    ==========================================================
Ratio of Earnings to Fixed Charges....................           4.71        5.44         6.74        6.23         5.87        6.87
                                                          ===========    ==========================================================

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